Exhibit 10.2

May 17, 2019

Mr. Matthew McConnell
1902 White Hawk Ranch Drive
Boulder, CO 80303

Dear Matt:

This letter sets forth a change to the letter agreement between you and USA Technologies, Inc. (“USAT”) dated April 30, 2019 (the “Letter”) pursuant to which you were offered employment as Chief Operating Officer of USAT:

•	The date of your first day of employment, May 20, 2019, appearing in the first paragraph, shall be changed to May 22, 2019.

•	The date of May 6, 2020 appearing in the ninth bullet point of the Letter shall be changed to May 22, 2020.

•	The second sentence in the tenth bullet point shall be amended to state:

“Nothing contained in the prior sentence shall prohibit you from serving as a member of boards of directors, or boards of trustees of non-profit organizations, provided that such activities shall not detrimentally impact your duties at USA, that USA approves such activities in advance, and that you shall coordinate such activities with USA.”

Except as specifically set forth above, all of the terms and conditions in the Letter shall not be amended or modified in any respect whatsoever and shall remain in full force and effect.

Please indicate your written acceptance by signing this letter where indicated below and returning it to me.

Sincerely,

USA Technologies, Inc.

By: /s/ Stephen P. Herbert
Stephen P. Herbert, Chief Executive Officer

Accepted and Agreed to:

 /s/ Matthew McConnell
Matthew McConnell

Dated: May 17, 2019